EXHIBIT Z
CONTRIBUTION AGREEMENT
(NSI)
     This CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into May 27, 2008, by and among Sentient USA Resources Fund, L.P., a Delaware limited Sentient LP (“Sentient LP”), Natural Soda Holdings, Inc., a Colorado corporation (“Holdings”), and Natural Soda, Inc., a Colorado corporation (“Natural Soda”).
RECITALS
     WHEREAS, Sentient LP owns 53.5% of the capital stock of Natural Soda and Holdings owns the remaining 46.5% of the capital stock of Natural Soda;
     WHEREAS, Natural Soda needs additional capital for its operations, including, but not limited to paying the cost of drilling an additional well; and
     WHEREAS, the parties desire that the shareholders of Natural Soda contribute $1,000,000 to Natural Soda as a capital contribution upon and subject to the terms and conditions set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Contributions. Sentient LP and Holdings hereby agree to contribute One Million and No/100 Dollars ($1,000,000), with Sentient LP to contribute $535,000 and Holdings to contribute $465,000 to the capital of Natural Soda. Natural Soda hereby accepts the forgoing contribution. The parties intend that this contribution qualify for non-recognition pursuant to the terms of the United States Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations thereunder.
     2. Investment Intent. In connection with this transaction, Sentient LP and Holdings each represent and warrant that with respect to the contribution being made by it, such contribution is for investment purposes. Sentient LP and Holdings each represent that prior to making its contribution, it has made an investigation into Natural Soda and its business and that Natural Soda has made available to it all information with respect thereto which it needed to make an informed decision to make the capital contribution referred to herein. Sentient LP and Holdings each represent that it possesses experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of making the additional capital contribution. Sentient LP and Holdings each acknowledges that no new shares will be issued to it and each understands that with respect to the shares of common stock of Natural Soda currently owned by each:
(a) That such shares have not been registered under the Securities Act of 1933 or any state securities law;
(b) That the shares cannot be transferred unless registered under the Securities Act of 1933 and applicable state securities laws, or pursuant to an exemption from such registration requirements;
(c) That it must bear the economic risk of its investment for an indefinite period of time because the shares have not been registered under the Securities Act of 1933 or any state securities laws,
Contribution Agreement (NSI) — Sentient LP and NSHI

and, therefore, cannot be sold unless they are subsequently registered or unless exemptions from such registration requirements are available;
(d) That any certificate representing such shares may bear a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES PROVISIONS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE ISSUER OF EVIDENCE SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER.
     3. Further Assurances. From time to time, at the request of either party to this Agreement and without further consideration, the other party will execute and deliver to the other such documents and take such other action as the other may reasonably request in order to consummate more effectively the transactions described herein.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date and year first written above, notwithstanding the actual date of execution.

	NATURAL SODA HOLDINGS, INC.		NATURAL SODA, INC.

By:	/s/ Bill H. Gunn	By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn	Name:	Bill H. Gunn
Title:	President	Title:	President

SENTIENT USA RESOURCES FUND, L.P.

By:	Sentient Executive MLP 1, Limited,
General Partner

By:	/s/ Peter J. Cassidy

Name:	Peter J. Cassidy

Title:	Director

Contribution Agreement (NSI) — Sentient LP and NSHI